Filed Pursuant to Rule 424(b)(3)

Registration No. 333-194745

PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 1, 2015

TO

PROSPECTUS DATED MAY 22, 2015

ARCH THERAPEUTICS, INC.

PROSPECTUS

Up to 31,279,926 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus of Arch Therapeutics, Inc. (“the “Company”, “we”, “us”, or “our”) dated May 22, 2015 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission on June 1, 2015:

A.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2015

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 1 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No.1 is June, 1, 2015

INDEX TO FILINGS

Annex
The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2015	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54986	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

235 Walnut Street, Suite 6
Framingham, Massachusetts	01702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-2313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry Into a Material Definitive Agreement

A. CÚRAM Collaboration Agreement.

As previously disclosed in October 2014, Arch Therapeutics, Inc. (the “Company”) began negotiating a potential collaboration agreement with the CÚRAM Centre for Research in Medical Devices (“CÚRAM”), a new major national research center headquartered at the National University of Ireland Galway (“NUIG”) in Galway, Ireland, that was in the process of being established as part of a six-year grant from the Irish government. The Company and certain leaders of CÚRAM have previously worked closely together on other initiatives, including preclinical bench-top and animal studies that had been performed in Dublin and Cork in connection with the development of the Company’s AC5 Surgical Hemostatic Device ™ (“AC5”).

On May 28, 2015, the Company and NUIG entered into a Project Agreement (the “Project Agreement”) pursuant to which NUIG will provide personnel, infrastructure support and grant funding in connection with a research program intended to facilitate the continued development of AC5 (the “Project”). Under the terms of the Project Agreement, which has a term that will end upon the earlier of the completion of the Project or the sixth anniversary of the execution date of the Project Agreement, the Company may contribute up to a maximum of two hundred and fifty thousand euro (€250,000) to the Project per year, and NUIG will match such funds at a 2:1 ratio using funds allocated to NUIG by Science Foundation Ireland’s (“SFI”) Research Centres Programme. In addition, while NUIG will initially retain ownership of all intellectual property developed in connection with the Project (collectively, “Project IP”), any such Project IP that was either based on or derived from the Company’s existing intellectual property (“Derivative IP”) will be assigned back to the Company for a nominal fee. For any Project IP that does not constitute Derivative IP (“Non-Derivative IP”), the Company will have a right of first negotiation to negotiate an exclusive license to such Non-Derivative IP on customary terms for agreements of that nature, subject to a grant-back to NUIG for research and academic purposes.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Project Agreement, a copy of which the Company expects to file with the Company’s applicable Quarterly Report on Form 10-Q.

B. Series C Warrant Amendment.

On May 30, 2015 (the “Amendment Execution Date”), the Company entered into that certain Amendment to Series C Warrants to Purchase Common Stock, dated as of the Amendment Execution Date, with Cranshire Capital Master Fund, Ltd. (“Cranshire”), to amend the expiration date of the Series C Warrants (the “Amendment”). Under the terms and conditions of the Amendment, the expiration date of the Series C Warrants was extended from 5:00 p.m., New York time, on June 2, 2015 to 5:00 p.m., New York time, on July 2, 2015.

The preceding description of the Amendment is qualified in its entirety by reference to the copy of the Amendment filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On May 28, 2015, Dr. Arthur Rosenthal, a member of the Board of Directors of the Company (the “Board”) advised Dr. Terrence W. Norchi, President, Chief Executive Officer and a member of the Board, in writing of his decision to resign from the Board, effective immediately. Dr. Rosenthal’s decision to resign did not involve any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Rosenthal had served as a director of the Company since June 2013, and as Chairman of the Board of its predecessor, Arch Biosurgery, Inc., since April 2011.

Item 8.01              Other Events.

A. CÚRAM Collaboration Agreement Press Release

On June 1, 2015, the Company issued a press release announcing its entry into the Project Agreement. The text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

B. Notice of Amendment

In accordance with Section 8 of the Series C Warrants, on June 1, 2015, the Company distributed the notice attached hereto as Exhibit 99.2 to this Current Report on Form 8-K to the Holders of the Series C Warrants.

Item 9.01              Financial Statements and Exhibit

(d) Exhibits

Exhibit	Description
10.1	Amendment to Series C Warrants to Purchase Common Stock
99.1	Press Release issued by Arch Therapeutics, Inc. on June 1, 2015
99.2	Notice of Amendment Distributed by the Company on June 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: June 1, 2015	By:	/s/ Terrence W. Norchi, M.D.
Name: Terrence W. Norchi, M.D.
Title: President, Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Amendment to Series C Warrants to Purchase Common Stock
99.1	Press Release issued by Arch Therapeutics, Inc. on June 1, 2015
99.2	Notice of Amendment Distributed by the Company on June 1, 2015

Exhibit 10.1

AMENDMENT TO SERIES C WARRANTS TO PURCHASE COMMON STOCK

This Amendment to Series C Warrants to Purchase Common Stock (the “Amendment”) by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and Cranshire Capital Master Fund, Ltd. (“Cranshire”) is made as of May 30, 2015 (the “Execution Date”).

RECITALS

WHEREAS, on January 30, 2014, the Company entered into that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) with the investors named on the Schedule of Buyers attached thereto (collectively, the “Holders”) pursuant to which, among other things, the Company issued to the Holders shares of Common Stock (as defined in the Series C Warrants (as defined in the Securities Purchase Agreement)) and the Series C Warrants;

WHEREAS, the Expiration Date (as defined in the Series C Warrants) is 5:00 p.m., New York time, on June 2, 2015;

WHEREAS, Section 9 of the Series C Warrants provides that the provisions of the Series C Warrants may be amended only with the written consent of the Company and the Significant Buyers (as defined in the Securities Purchase Agreement);

WHEREAS, Cranshire is the only Significant Buyer;

WHEREAS, the Company and Cranshire, in its capacity as the only Significant Buyer, now wish to amend the Series C Warrants to extend the Expiration Date on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Series C Warrants.

2.	Amendment to Series C Warrants. Section 16(h) of the Series C Warrants is hereby deleted in its entirety and replaced with the following:

“(h)      “Expiration Date” means 5:00 p.m., New York time, on July 2, 2015.”

3.	Representations and Warranties of the Company. The Company represents and warrants to Cranshire that, after giving effect to the Amendment, the Warrant Shares shall remain eligible for resale under the Company’s resale registration statement on Form S-1 (File Number 333-194745) that became effective July 2, 2014.

4.	Miscellaneous. To the extent that there are any inconsistencies between the terms of any Series C Warrant and the terms of this Amendment, the terms of this Amendment shall prevail in effect. This Amendment may be executed by the Parties in counterparts and may be executed and delivered by facsimile or other means of electronic communication and all such counterparts, taken together, shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. It is expressly understood and agreed that (i) this Amendment shall be a Transaction Document and (ii) the Transaction Documents are hereby amended to give full force and effect to the transactions contemplated by this Amendment. Except as otherwise expressly provided herein, (1) the Series C Warrants and each other Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Execution Date (A) all references in the Series C Warrants to “this Warrant,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Series C Warrants shall mean the Series C Warrants as amended by this Amendment, (B) all references in the other Transaction Documents to the “Warrants,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Series C Warrants shall mean the Series C Warrants as amended by this Amendment and (C) all references in Transaction Documents to the “Transaction Documents,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Transaction Documents shall mean the Transaction Documents as amended by this Amendment and (2) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment or waiver of any right, power, benefit or remedy of any Holder under any Transaction Document, nor constitute an amendment of any provision of any Transaction Document and all of them shall continue in full force and effect, as amended or modified by this Amendment. The Company shall, on or before 8:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the 1934 Act and attaching this Amendment.

[signature page follows]

IN WITNESS WHEREOF, Cranshire and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

ARCH THERAPEUTICS, INC.

By:	/s/ Terrence W. Norchi
Name: Terrence W. Norchi, M.D.
Title: President, Chief Executive Officer

SIGNIFICANT BUYER:

CRANSHIRE CAPITAL MASTER FUND, LTD.

By:	Cranshire Capital Advisors, LLC
Its:	Investment Manager

/s/ Keith Goodman
By: Keith Goodman
Its: Authorized Signatory

Exhibit 99.1

Arch Therapeutics Initiates Research and Development Collaboration with CÚRAM Centre for Research in Medical Devices

Grant Funding from Science Foundation Ireland to CÚRAM to Support Development of AC5TM and Pipeline

FRAMINGHAM, MA – June 1, 2015 – Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of the AC5 Surgical Hemostatic Device™ (AC5™) for use in controlling bleeding and fluid loss in order to provide faster and safer surgical and interventional care, executed a collaboration agreement with CÚRAM Centre for Research in Medical Devices, a new center of excellence for research based in Galway, Ireland that aims to radically improve health outcomes for patients by developing and collaborating on the development of “smart” medical devices.

As part of the collaboration agreement, Arch and CÚRAM intend to deploy resources in Ireland to advance Arch’s technology, ranging from early stage research to late stage development. Under Arch oversight and guidance, personnel from Arch and CÚRAM will work closely together on diverse pipeline projects, including new potential indications and products as well as human clinical trial planning. In addition to receiving infrastructure support, for each €1 up to an annual maximum of €250,000 that Arch contributes to its own R&D activities within CÚRAM, CÚRAM will contribute €2 up to an annual maximum of €500,000 to those same activities, made possible by its grant funding from Science Foundation Ireland (SFI).

Arch Therapeutics’ Chief Executive Officer, Terrence W. Norchi, MD, noted, “This collaboration encompasses a direct, forward-looking approach to the changing global dynamics of both industry and academic R&D, representing a unique and mutually beneficial opportunity for both Arch Therapeutics and CÚRAM. Arch benefits by obtaining access to financial, infrastructural, and expert human resources for our planned work; CÚRAM benefits by being provided access to collaborate on our technology; and Ireland benefits from the shift of some of Arch’s financial and labor resources to Ireland as well as the growing footprint of a non-Irish company into the country. The planned research and development support to Arch, as well as the partnership with a seasoned and renowned team should enhance our efforts to execute on the goal of AC5 commercialization in Europe next year.”

Prof. Abhay Pandit, Director of CÚRAM, said, “CÚRAM has come along at a pivotal point in the medical device industry in Ireland and Europe, as there are large markets with unmet clinical needs. CÚRAM plans to invigorate the landscape by enhancing technology that exists and introducing technology that does not yet exist. Our significant collaboration with Arch Therapeutics and other industry partners is very exciting. Leaders within CÚRAM have a successful history working with Arch, and we are delighted to support their drive to commercialization for what should be very important products for the healthcare industry.”

An announcement by Science Foundation Ireland announcing the establishment of CÚRAM may be found at the following link: http://www.sfi.ie/news-resources/press-releases/245-million-to-be-invested-in-five-new-world-class-sfi-research-centres-in-ireland.html

For more information on the agreement, please refer to the company’s 8-K filing.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling peptide technology platform to make surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidate, known as the AC5 Surgical Hemostatic Device™, is being designed to achieve hemostasis in minimally invasive and open surgical procedures.

Website: www.archtherapeutics.com

About CÚRAM

The Centre for Research in Medical Devices (CÚRAM) is a national research centre linking leading Irish scientists, engineers and clinicians with companies from the medical device, pharmaceutical and biotechnology sectors to form a cohesive partnership focused on identifying and developing innovative solutions to the needs of the current and emerging medical device industry. CÚRAM integrates researchers from four SFI strategic research clusters (SRCs) whose research focuses on key medical device markets, along with complementary researchers from seven higher education institutions across Ireland with specific medical device, manufacturing and clinical expertise. CÚRAM will deliver its research programme in collaboration with 35+ industries and in partnership with complementary Irish centres/associations, together forming a high-caliber multi-disciplinary integrated team.

Website: www.curamdevices.ie

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board,
Terrence W. Norchi, MD
Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations
Toll Free: +1-855-340-ARTH (2784) (US and Canada)
Email: investors@archtherapeutics.com
Website: www.archtherapeutics.com

Or

Richard Davis
Chief Financial Officer
Arch Therapeutics, Inc.
Phone: 617-431-2308
Email: rdavis@archtherapeutics.com
Website: www.archtherapeutics.com

EXHIBIT 99.2

Arch Therapeutics, Inc.

235 Walnut Street, Suite 6

Framingham, Massachusetts

June 1, 2015

VIA E-MAIL

To:	Addressees on Schedule I

Re:	Amendment to Series C Warrants to Purchase Common Stock

To whom it may concern:

You are receiving this notice (this “Notice”) in your capacity as the registered Holder of the Series C Warrants (as defined in the SPA (as defined below)) of Arch Therapeutics, Inc., a Nevada corporation (the “Company”), that were issued in connection with that certain Securities Purchase Agreement, dated as of January 30, 2014, among the Company and the investors listed on the Schedule of Buyers thereto (the “SPA”). Capitalized terms not otherwise defined in this Notice shall have the meaning given to them in the Series C Warrants.

Pursuant to Section 8 of the Series C Warrants, the Company hereby provides notice that on May 30, 2015 (the “Amendment Execution Date”), the Company entered into that certain Amendment to Series C Warrants to Purchase Common Stock, dated as of the Amendment Execution Date, with Cranshire Capital Master Fund, Ltd., to amend the expiration date of the Series C Warrants (the “Amendment”). Under the terms and conditions of the Amendment, the expiration date of the Series C Warrants was extended from 5:00 p.m., New York time, on June 2, 2015 to 5:00 p.m., New York time, on July 2, 2015.

A copy of the Amendment is attached hereto as Exhibits A.

[Signature Page Follows]

Very truly yours,

ARCH THERAPEUTICS, INC.

By:	/s/ Terrence W. Norchi
Name: Terrence W. Norchi, M.D.
Title: President, Chief Executive Officer

[Signature Page to Notice of Amendment]

SCHEDULE I

Holders

Cranshire Capital Master Fund, Ltd.

c/o Cranshire Capital Advisors, LLC

3100 Dundee Road, Suite 703

Northbrook, IL 60062

Attn: Mitchell P. Kopin

Facsimile: (847) 562-9031

E-mail: notices@cranshirecapital.com

Equitec Specialists, LLC

c/o Cranshire Capital Advisors, LLC

3100 Dundee Road, Suite 703

Northbrook, IL 60062

Attn: Mitchell P. Kopin

Facsimile: (847) 562-9031

E-mail: notices@cranshirecapital.com

Anson Investments Master Fund, Ltd.

111 Peter Street, Suite 904

Toronto, Ontario M5V 2H1

Canada

Attn: Amin Nathoo, Moez Kassam

E-mail: anathoo@ansonfunds.com

Capital Ventures International

c/o Heights Capital Management

101 California Street, Suite 3250

San Francisco, CA 94111,

Attn: Sam Winer, Martin Kobinger

E-mail: sam.winer@sig.com

Heng Hong Ltd.

Rams Office Complex

Stoney Grove, Box 822

Charlestown, Nevis

St. Kitts & Nevis, West Indies

Attn: Dan McAllister, Daniel MacMullin

E-mail: dmacmullin@ifgnevis.com

Punit Dhillon

11220 Corte Belleza

San Diego, CA 92130

Attn: Punit Dhillon

E-mail: pdhillon@idhillon.com

Ocean Creation Investments Ltd.

65 Chulia Street, #41-02

Singapore 049513

Attn: Norman Winata

E-mail: norman@lucrumcapital.com.sg

Ong Kim Kiat

4 Sunrise Drive

Singapore 806507

Attn: Ong Kim Kiat

E-mail: drkkong@yahoo.com

Karmdeep and Harpreet Bains

925 Woodridge Court

Yuba City, CA 95993

Attn: Karmdeep Bains

E-mail: karmbains1@comcast.net

Greenberg Traurig, LLP

77 W. Wacker Drive, Suite 3100

Chicago, Illinois 60601

Facsimile: (312) 456-8435

E-mail addresses: liebermanp@gtlaw.com

mazurt@gtlaw.com

Attention:	Peter H. Lieberman, Esq.

Todd A. Mazur, Esq.

EXHIBIT A

Amendment

AMENDMENT TO SERIES C WARRANTS TO PURCHASE COMMON STOCK

This Amendment to Series C Warrants to Purchase Common Stock (the “Amendment”) by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and Cranshire Capital Master Fund, Ltd. (“Cranshire”) is made as of May 30, 2015 (the “Execution Date”).

RECITALS

WHEREAS, on January 30, 2014, the Company entered into that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) with the investors named on the Schedule of Buyers attached thereto (collectively, the “Holders”) pursuant to which, among other things, the Company issued to the Holders shares of Common Stock (as defined in the Series C Warrants (as defined in the Securities Purchase Agreement)) and the Series C Warrants;

WHEREAS, the Expiration Date (as defined in the Series C Warrants) is 5:00 p.m., New York time, on June 2, 2015;

WHEREAS, Section 9 of the Series C Warrants provides that the provisions of the Series C Warrants may be amended only with the written consent of the Company and the Significant Buyers (as defined in the Securities Purchase Agreement);

WHEREAS, Cranshire is the only Significant Buyer;

WHEREAS, the Company and Cranshire, in its capacity as the only Significant Buyer, now wish to amend the Series C Warrants to extend the Expiration Date on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Series C Warrants.

2.	Amendment to Series C Warrants. Section 16(h) of the Series C Warrants is hereby deleted in its entirety and replaced with the following:

“(h)       “Expiration Date” means 5:00 p.m., New York time, on July 2, 2015.”

3.	Representations and Warranties of the Company. The Company represents and warrants to Cranshire that, after giving effect to the Amendment, the Warrant Shares shall remain eligible for resale under the Company’s resale registration statement on Form S-1 (File Number 333-194745) that became effective July 2, 2014.

C-1

4.	Miscellaneous. To the extent that there are any inconsistencies between the terms of any Series C Warrant and the terms of this Amendment, the terms of this Amendment shall prevail in effect. This Amendment may be executed by the Parties in counterparts and may be executed and delivered by facsimile or other means of electronic communication and all such counterparts, taken together, shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. It is expressly understood and agreed that (i) this Amendment shall be a Transaction Document and (ii) the Transaction Documents are hereby amended to give full force and effect to the transactions contemplated by this Amendment. Except as otherwise expressly provided herein, (1) the Series C Warrants and each other Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Execution Date (A) all references in the Series C Warrants to “this Warrant,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Series C Warrants shall mean the Series C Warrants as amended by this Amendment, (B) all references in the other Transaction Documents to the “Warrants,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Series C Warrants shall mean the Series C Warrants as amended by this Amendment and (C) all references in Transaction Documents to the “Transaction Documents,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Transaction Documents shall mean the Transaction Documents as amended by this Amendment and (2) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment or waiver of any right, power, benefit or remedy of any Holder under any Transaction Document, nor constitute an amendment of any provision of any Transaction Document and all of them shall continue in full force and effect, as amended or modified by this Amendment. The Company shall, on or before 8:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the 1934 Act and attaching this Amendment.

[signature page follows]

C-2

IN WITNESS WHEREOF, Cranshire and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

ARCH THERAPEUTICS, INC.

By:	/s/ Terrence W. Norchi
Name: Terrence W. Norchi, M.D
Title: President, Chief Executive Officer

SIGNIFICANT BUYER:

CRANSHIRE CAPITAL MASTER FUND, LTD.

By: Cranshire Capital Advisors, LLC
Its: Investment Manager

/s/ Keith Goodman
By: Keith Goodman
Its: Authorized Signatory

C-3